Exhibit 99.(1)(a)(ii)

BAILLIE GIFFORD FUNDS

Amendment No. 2

to the Third Amended and Restated Agreement and Declaration of Trust of Baillie Gifford Funds

The undersigned, being at least a majority of the trustees of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), effective as of October 2, 2025, hereby consent to and adopt this Amendment No. 2 (this “Amendment”) to the Trust’s Third Amended and Restated Agreement and Declaration of Trust dated September 20, 2023, as amended (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 6 of Article III of the Declaration of Trust is hereby amended by replacing the first paragraph of the Section with the following paragraph:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the Series and classes set forth in the table below shall be, and are hereby, established and designated, which classes each such Series may issue from time to time and which shall have the respective rights and preferences as may be determined from time to time by the Trustees:

Series	Classes
Baillie Gifford International All Cap Fund	Class 2, Class 3, Class 4 and Class 5
Baillie Gifford International Alpha Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford International Growth Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford EAFE Plus All Cap Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford Developed EAFE All Cap Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford Emerging Markets Equities Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford Global Alpha Equities Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford Long Term Global Growth Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
Baillie Gifford U.S. Equity Growth Fund	Class K and Institutional Class
Baillie Gifford International Concentrated Growth Equities Fund	Class K and Institutional Class
Baillie Gifford China Equities Fund	Class K and Institutional Class
Baillie Gifford Emerging Markets ex China Fund	Class K and Institutional Class

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand as of the day and year first above written.

/s/ Howard W. Chin
Howard W. Chin, Trustee

/s/ Pamela M. J. Cox
Pamela M. J. Cox, Trustee

/s/ John D. Kavanaugh
John D. Kavanaugh, Trustee

/s/ Michael Stirling-Aird
Michael Stirling-Aird, Trustee

/s/ Donald P. Sullivan Jr.
Donald P. Sullivan Jr., Trustee

Signature page for Amendment No. 2 to the Third Amended and Restated Agreement and Declaration of Trust of Baillie Gifford Funds